Exhibit 17.1

Horst Schmidt
Chairman of the Board of Directors
Deep Well Oil & Gas, Inc.
Suite 700, 10150 – 100 St.
Edmonton, AB  T5J 0P6

June 8th, 2010

Cyrus Spaulding, P.Eng
Calgary, AB

Dear Sir,

I hereby resign as a Director of Deep Well Oil & Gas, Inc. effective immediately. Please acknowledge receipt and acceptance by returning an executed copy to the undersigned.

Sincerely,

/s/ Cyrus Spaulding

Cyrus Spaulding, P.Eng

Acknowledged and accepted at Edmonton, Alberta this 8th day of June, 2010.

On behalf of Deep Well Oil & Gas, Inc.

/s/ Horst A. Schmid
Signature – Chairman of the Board of Directors